UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 31, 2005

Napster, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-32373	77-0551214
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification Number)

Napster, Inc.
9044 Melrose Ave.
Los Angeles, CA 90069
(Address of principal executive offices)

Registrant’s telephone number, including area code: (310) 281-5000

N/A
(Former name or former address, if changed since last report.)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01       ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

Increase in Executive Officer Base Salary

On May 31, 2005, the Compensation Committee (the "Committee") of the Board of Directors of Napster, Inc. (the "Company") approved an increase in the annual rate of base salary paid to Laura Goldberg, the Company's Chief Operating Officer.  Ms. Goldberg's new annualized rate of base salary is $300,000.

Grant of Restricted Stock Awards

On May 31, 2005, the Committee also granted certain awards of restricted common stock of the Company.  The numbers of shares of restricted common stock of the Company granted to the Company's named executive officers are as follows:

Name of Executive Officer	Number of Shares Awarded
Wm. Christopher Gorog	231,429
Laura Goldberg	55,000
Brad Duea	40,000
Nand Gangwani	40,000

Each award is generally scheduled to vest as to 25% of the number of shares subject thereto on each of the first through fourth anniversaries of the date of grant of the award.  Each award is evidenced by, and subject to the terms and conditions of, a Restricted Stock Award Agreement in the form attached hereto as Exhibit 10.1 and incorporated herein by reference.

In connection with the award grant to Mr. Gorog, the Committee amended Mr. Gorog's employment agreement with the Company.  Mr. Gorog's employment agreement provided, in part, that Mr. Gorog would be entitled to certain accelerated vesting of his outstanding stock option grants should a Change of Control (as defined in the employment agreement) of the Company occur.  The amendment to Mr. Gorog's employment agreement extends this Change of Control provision to any restricted stock awards that the Company may grant to Mr. Gorog.  The amendment to Mr. Gorog's employment agreement is attached hereto as Exhibit 10.2 and incorporated herein by reference.

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS.

(c) Exhibits.

10.1 Form of Napster, Inc. Amended and Restated 2001 Stock Plan Restricted Stock Award Agreement

10.2  Letter Agreement between the Company and Wm. Christopher Gorog, dated May 31, 2005

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 6, 2005

Napster, Inc.
(Registrant)

By: /s/ William E. Growney, Jr.
Name:  William E. Growney, Jr.
Title: Secretary

EXHIBIT INDEX

Exhibit  No.  Description of Exhibit

10.1    Form of Napster, Inc. Amended and Restated 2001 Stock Plan Restricted Stock Award Agreement

10.2    Letter Agreement between the Company and Wm. Christopher Gorog, dated May 31, 2005